SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 4, 2003

PINNACLE BUSINESS MANAGEMENT INC.
(Exact name of registrant as specified in its charter)

NEVADA	91-1871963
(State or other jurisdiction or incorporation)	(IRS Employer Identification No.)

502 North Division Street
Carson City, Nevada 89703
(Address of principal executive offices)

775 886 0709
(Registrant's telephone number, including area code)

ITEM 1.            PINNACLE BUSINESS MANAGEMENT INC.  ALL PRO DEFAULT

            The company has been in default of its obligation to the Vincent A. LoCastro Irrevocable Trust dated 11/30/93.  The current default includes approximately 6.6 million dollars in principal and $761,000 in delinquent interest. The company has also been in default of its June 2002 forbearance agreement with the LoCastro's.  The Trust has declared a foreclosure and default. The company was unable to cure the default therefore effective July 31, 2003 the foreclosure was effective. The companies only operating business reverted to the Vincent A. LoCastro Irrevocable Trust dated 11/30/93. As a result the company has no assets, no operating business and no sources of revenue.  Mr. Vincent LoCastro and Mr. Jeffrey Turino have resigned.  Mr. Bruce Hall will remain as sole officer and director.

            The Lo Castros are in the process of returning 2,169,990,000 shares of common stock which leaves 22,309,515,014 issued and 25 billion authorized.

            Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results.  The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE BUSINESS MANAGEMENT
Dated: August 11, 2003	By: s/s Jeffrey Turino Jeffrey Turino Title: Chief Executive Officer